Exhibit 99.1

Press Release

Horizon Offshore Announces Election of Chairman of Board of Directors

HOUSTON, Sept. 7, 2004 (PRIMEZONE) -- Horizon Offshore, Inc. (NasdaqNM:HOFF - News) announced today that J. Louis Frank resigned as Chairman of the Board and was named Chairman Emeritus. Mr. Frank will continue to serve on the Board of Directors, and will remain an employee of the Company for the remaining term of his employment agreement, which expires in May 2006. The Company also announced John T. Mills has been named Chairman of the Board of Directors. Mr. Mills has served on Horizon's Board since June 2002 and currently serves as chairman of the Audit, Compensation and Financing and Recapitalization Committees and as a member of the Nominating and Governance Committee. Mr. Mills was the Chief Financial Officer of Marathon Oil Corporation from January 2002 until his retirement in December 2003. From September 1998 until December 2001, Mr. Mills served as Senior Vice President of Finance and Administration of Marathon Oil Corporation. Prior to joining Marathon, Mr. Mills served as Vice President of Taxes of USX Corporation.

Mr. Mills said, "The Board wishes to express its gratitude for the quality of service that Mr. Frank has rendered to the Board for the past two years. Mr. Frank's knowledge of the industry, outstanding professionalism and experience have been valuable during a difficult period. The leadership and experience he has brought to Horizon has helped to establish and expand value chain management philosophies and project management models across all phases of the Company's business."

Horizon and its subsidiaries provide marine construction services for the offshore oil and gas and energy industries in the U.S. Gulf of Mexico, West Africa, Southeast Asia, Latin America and the Mediterranean. The Company's fleet is used to perform a wide range of marine construction activities, including installation of marine pipelines to transport oil and gas and other sub sea production systems and the installation and abandonment of production platforms.

This press release contains certain forward-looking statements within the meaning of the Private Securities Reform Act of 1995, which involve known and unknown risk, uncertainties and other factors. Among the factors that could cause actual results to differ materially are: the Company's substantial amount of debt, high reliance on external sources of financing and improved cash flow to meet its obligations and reduce its existing debt, resolution of the Company's outstanding claims against Pemex and others; industry conditions and volatility; prices of oil and gas; the Company's ability to obtain and the timing of new projects; changes in competitive factors; and other material factors that are described from time to time in the Company's filings with the Securities and Exchange Commission.

Actual events, circumstances, effects and results may be materially different from the results, performance or achievements expressed or implied by the forward-looking statements. Consequently, the forward-looking statements often identified with words like "should," "expects," "believes," "anticipates," "may," "could," etc., contained herein should not be regarded as representations by Horizon or any other person that the projected outcomes can or will be achieved.

The Horizon Offshore logo is available at:   http://media.primezone.com/prs/single/?pkgid=760

Contact:
Horizon Offshore, Inc.
David W. Sharp
(713) 361-2630